Consent of Independent Registered Public Accounting Firm

Board of Directors

Elephant Talk Communication Corp

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-177205), Form S-8 (No. 333-135931), Form S-8 (No.333-152276), Form S-3 (No. 333-181738), Form S-3 (No. 333-181320) and Form S-3 (333-180977) of our reports dated April 2, 2013, relating to the consolidated financial statements and the effectiveness of Elephant Talk Communication Corp’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Our report related to the consolidated financial statements included an explanatory paragraph regarding the company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Los Angeles, California

April 25, 2013